EXHIBIT 1

JOINT FILING AGREEMENT, DATED NOVEMBER 26, 2012

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  November 26, 2012.

Helios Energy Offshore Master Fund L.P.

By:	Helios Energy GP LLC, its general partner

By:	/s/ Jason B. Selch
Name:	Jason B. Selch
Title:	Member

Helios Energy GP LLC

By:	/s/ Jason B. Selch
Name:	Jason B. Selch
Title:	Member

Helios Advisors, LLC

By:	/s/ Mario Covo
Name:	Mario Covo
Title:	Managing Partner

/s/ Jason B. Selch
Jason B. Selch

/s/ Brendan S. MacMillan
Brendan S. MacMillan